Company Contacts:

Medix Resources, Inc.                           WellPoint Pharmacy Management
John P. Yeros                                   Rhonda Seaton
(303) 741-2074                                  (818) 703-2566

Cymedix Lynx Corporation
Keith Berman
(805) 203-1133

FOR IMMEDIATE RELEASE


                 MEDIX RESOURCES AND WELLPOINT PHARMACY MANAGEMENT
                    INITIATE E-COMMERCE ENTERPRISE WITH CYMEDIX
                 LYNX INTERNET-BASED PHARMACY MANAGEMENT NETWORKS


Denver, Colorado, November 9, 1998. Medix Resources, Inc. (OTC: MDIX) through its Cymedix Lynx Internet medical networks division, and WellPoint Pharmacy Management, (a subsidiary of WellPoint Health Networks (NYSE: WLP) today announced the initiation of an Internet-based E-commerce pilot project for the Cymedix-Lynx FRx, the first completely secure patent-pending, Internet-based medical communications network product.

Initially, certain physicians affiliated with WellPoint Pharmacy Management clients, on the east and west coasts, will utilize the Internet-based Cymedix Lynx FRx product under an E-commerce enterprise model, for the management of patient medication history, formulary compliance, electronic prescription, and other proprietary WellPoint Pharmacy Management tools. The two companies envision expansion of the enterprise to additional WellPoint Pharmacy Management clients covering over 16 million lives.

Cymedix Lynx secure Internet medical networks offer an unmatched solution in the challenge of moving, sharing and tracking medical data to many sectors of the evolving healthcare system. Through a novel use of the Internet, Cymedix offers E-commerce model medical networks without a need for capital investment on the part of the managed care or medical network provider.

WellPoint Pharmacy Management, a subsidiary of one of the nation's largest publicly traded managed care companies, is the nation's leading health plan owned pharmacy benefit management organization, serving over 16 million patients. Based in California, WellPoint Pharmacy Management offers a broad spectrum of quality benefit management products and services provided to health plans nationally.

Denver-based Medix Resources, Inc. through its wholly owned subsidiary Cymedix Lynx Corporation of Thousand Oaks, California, offers several fully secure patent-pending Internet medical communications products, using an Internet commerce business model. The Company's core business also provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care and in a broad spectrum of healthcare and educational facilities.


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                                        ***

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The Statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10K-SB for 1997 and Form 10-QSB for its second quarter of 1998 that were filed with the Securities and Exchange Commission on March 30, 1998 and August 12, 1998. Such information is available from the SEC or from the Company.